NorthStar Realty Finance Prices Eighth Collateralized Debt Offering

NEW YORK, November 13, 2006 -- NorthStar Realty Finance Corp. (NYSE: NRF) announced today that it priced a $900 million commercial real estate collateralized debt obligation (“CDO VIII”). The offering is the eighth CDO issuance sponsored by NorthStar and its third in 2006. NorthStar will have issued approximately $4.0 billion of CDO securities with the closing of this transaction, making it one of the largest issuers of real estate CDOs in the world.

Fitch Ratings and Moody's Investors Service have assigned investment grade ratings to approximately $704 million, or approximately 78%, of CDO VIII's securities, with approximately $360 million, or 51%, rated AAA/Aaa. NorthStar will initially retain all $196 million of the CDO VIII securities rated below the BBB-/Baa3 level.

The weighted average interest rate on the $704 million of investment grade securities sold is approximately LIBOR plus 0.52%, excluding fees and expenses. Over 74% of the initial collateral pool was directly originated by NorthStar and approximately 76% of the collateral has been identified at the time of pricing. The initial collateral consists of approximately 71% first mortgage loans, 21% mezzanine loans, 6% real estate CDO debt securities and 2% other assets.

CDO VIII has an expected weighted average life of seven years, provides for a five year reinvestment period during which NorthStar can utilize the proceeds of loan repayments to finance new investments and can be called after three years. NS Advisors LLC, a subsidiary of NorthStar, will be the collateral advisor for CDO VIII. The CDO is expected to close on or about December 7, 2006.

The securities being offered by CDO VIII have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that originates and invests in commercial real estate debt, real estate securities and net lease properties.

Forward Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Such forward-looking statements speak only as of the date of this press release. NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

Investor Relations
Julie Tu
(212) 827-3776